Exhibit 10.1

AMENDMENT OF

EXECUTIVE EMPLOYMENT AGREEMENT

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT dated as of May 6, 2014, between The Boeing Company, a Delaware corporation (the “Company”), and W. James McNerney, Jr. (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive entered into an employment agreement dated as of March 13, 2008 (the “Agreement”);

WHEREAS, the Company and the Executive desire to amend the Agreement so as to reflect the impact of certain changes to the Company’s retirement benefit programs on the Executive’s supplemental retirement benefits as provided under the Agreement;

NOW THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree:

1. To amend the Agreement by substituting the following for Section 6(b) thereof in its entirety:

“(b) SUPPLEMENTAL RETIREMENT BENEFIT. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company ceases benefit accruals for employees under the plans covered by (iv)(A) below effective as of December 31, 2015, benefits under the Executive’s Supplemental Pension as defined and described below in this Section 6(b) will cease to accrue under this Agreement as of December 31, 2015, meaning that the Executive’s Hypothetical Prior Employment Pension Benefits shall not be credited with compensation earned for periods after December 31, 2015 for purposes of computing a benefit under this Section 6(b), including Sections 6(b)(iv)(E) and (F). The Executive specifically agrees that this cessation of benefit accruals under the Executive’s Supplemental Pension shall not be a violation of Section 6(a) nor ‘Good Reason’ as defined in Section 7(e).

(i) The Executive will receive a supplemental pension benefit (‘Supplemental Pension’) in an amount equal to (A) the Hypothetical Prior Employer Pension Benefits, minus (B) the sum of the Actual Company Pension Benefits, Actual Prior Employer Pension Benefits, and benefits paid or payable to the Executive under any other employer’s qualified and non-qualified defined benefit pension plan with respect to service prior to the Effective Date. If the remainder is zero or less, no amount shall be payable by the Company hereunder.

(ii) The Supplemental Pension is fully vested.

(iii) The Supplemental Pension will be payable as of the date of Executive’s Separation from Service or an earlier 409A Change in Control (both such terms as hereinafter defined; and, for the avoidance of doubt, no further amount shall be payable upon any Separation from Service occurring after a 409A Change in Control), or such later date as required under 409A, in a lump sum equal to the Actuarial Equivalent present value of an annuity, based on the accrued vested benefit due under the first sentence of Section 6(b)(i), determined as of the date payment is due. If the Executive is a Specified Employee (as hereinafter defined) as of his Separation from Service, the Supplemental Pension shall be paid in a lump sum or payments will commence, as provide herein, to the Executive on the date that is the first day of the seventh (7th) month after the date of his Separation from Service or, if earlier, the date of the Executive’s death following such Separation from Service (with the amount of such Actuarial Equivalent lump sum (or other form of payment as may be provided, below) calculated as of such payment date as if such date was the date of Separation from Service) (the ‘Six-Month Delay Requirement’). In the event of a Separation from Service by reason of the Executive’s death or the Executive’s death after a Separation from Service but before payments under this Section 6(b)(iii), the amount of such lump sum payment to the beneficiary designated by the Executive in writing to the Company during his lifetime (or, if no such beneficiary is designated, to the Executive’s estate) shall equal the lump sum payment that would have been payable to the Executive if he had been alive on the date of payment. The Supplemental Pension benefit may, at the election of the Executive (made in accordance with 409A), also be paid in the form of a mutually agreeable commercially available annuity, life insurance contract or such other Actuarially Equivalent mutually agreeable forms. The parties acknowledge that, prior to December 31, 2007, the Executive elected, and the Company agreed, to change the form of payment to the form of fifteen (15) equal annual installments, by executing a mutually acceptable payment election form with the Company. Executive may elect to change the form of payment under this Section 6(b)(iii), by executing a mutually acceptable payment election form with the Company, provided that, to the extent required by 409A and except as provided in the preceding sentence, such payment election form (A) shall be executed at least twelve (12) months prior to the date payment was otherwise scheduled to be made, (B) shall not take effect until at least twelve (12) months after the date on which the election is made, and (C) shall specify a payment or payment commencement date that is at least five (5) years after the date payment was otherwise scheduled to be made or commenced.

(iv) For purposes of this Agreement, the terms set forth below have the following meanings:

(A) ‘Actual Company Pension Benefits’ means a single life annuity amount commencing at age sixty-two (62) and payable in monthly installments to the Executive for his life of the Actuarial Equivalent of the amounts that the Executive has actually received, or is entitled to receive, from the Company’s qualified and non-qualified defined benefit pension plans.

(B) ‘Actual Prior Employer Pension Benefits’ means a single life annuity amount commencing at age sixty-two (62) and payable in monthly installments to the Executive for his life of the Actuarial Equivalent of the amounts that the Executive has actually received, or is entitled to receive, from the Prior Employers’ qualified and non-qualified defined benefit pension plans.

(C) ‘Actuarial Equivalent’ of any amount shall be determined in accordance with generally accepted actuarial principles using interest rate, mortality and other methods and assumptions that the Pension Benefit Guaranty Corporation (“PBGC”) would have used in determining the value of an immediate annuity payment of benefits with regard to terminations of plans immediately prior to enactment of the Retirement Protection Act of 1994, or if such interest rate and mortality assumptions are no longer published by the PBGC, interest rate and mortality assumptions determined in a manner as similar as practicable to the manner by which the PBGC’s interest rate and mortality assumptions were determined immediately prior to the PBGC’s cessation of publication of such assumptions.

(D) ‘409A Change in Control’ means a Change of Control (as defined herein) that also constitutes a change in the ownership or effective control of the Company or a sale of a substantial portion of the assets of the Company, in accordance with the requirements of Code Section 409A(a)(2)(A)(v) and Treas. Reg. §1.409A-3(i)(5) (or any successor provision) thereunder.

(E) ‘Highest Average Annual Compensation’ means, subject to the lead portion of this Section 6(b), the Executive’s average annual compensation for the three (3) consecutive calendar years out of the last ten (10) calendar years preceding his Separation from Service or Change of Control, as the case may be, during which such average is the highest. For purposes of determining the Executive’s Highest Average Annual Compensation, compensation paid by the Company or the Prior Employers shall be taken into account to the same extent as such compensation would have been taken into account for purposes of such determination under the General Electric Company qualified and non-qualified defined benefit pension plans as in effect on December 31, 2000 if such compensation were with or paid by the General Electric Company. In addition, solely for purposes of calculating the Executive’s average annual compensation, in the event of an involuntary Separation from Service without Cause (as hereinafter defined) or a Separation from Service for Good Reason (as hereinafter defined), in which the Executive is entitled to severance benefits under this Agreement, applicable Company plans or otherwise, the Executive shall be treated as having earned any severance paid to the Executive ratably over the course of the period to which it relates (e.g., two (2) years for severance equal to two (2) years of base salary).

(F) ‘Hypothetical Prior Employer Pension Benefits’ means a benefit payable in the form of a single life annuity amount commencing at age 62 and payable in monthly installments for the Executive’s life equal to one-twelfth (1/12th) multiplied by fifty percent (50%) of the Executive’s Highest Average Annual Compensation.

(G) The ‘Prior Employers’ means the 3M Corporation and the General Electric Company.

(H) ‘Separation from Service’ or ‘Separates from Service’ means the Executive’s death, retirement or termination of employment from the Company and all subsidiaries and affiliates, within the meaning of 409A; provided, however, that the foregoing shall not, alone, include the Executive’s service as a director of the Company or any of its subsidiaries or affiliates. For purposes of determining whether a Separation from Service has occurred, to the extent permitted by 409A, subsidiaries and affiliates of the Company are only those included by using the language ’at least eighty percent (80%)’ to define the controlled group under Code Section 1563(a) in lieu of the fifty percent (50%) default rule stated in Treas. Reg. §1.409A-1(h)(3). To the extent permitted by 409A, a ‘Separation from Service’ shall be deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Executive, to less than fifty percent (50%) of the average level of services performed by the Executive during the thirty-six (36)-month period immediately preceding such separation.

(I) The Executive is a ‘Specified Employee’ if on the date of his Separation from Service he is a “specified employee” within the meaning of 409A and Treas. Reg. §1.409A-1(i) (or any successor provision). For such purpose, the “specified employee” identification date shall be December 31, the ’specified employee’ effective date shall be the April 1 following such December 31 and the seventy-five (75) top-paid officers of the Company (and its subsidiaries and affiliates, provided above) shall be treated as within the definition of Specified Employee.”

2. As amended herein the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement effective as of the date first written above.

THE BOEING COMPANY

By:	/s/ Arthur D. Collins, Jr.
Name:	Arthur D. Collins, Jr.
Title:	Chairman of the Compensation Committee

EXECUTIVE

/s/ W. James McNerney, Jr.
W. James McNerney, Jr.

4